EXHIBIT 5.1

March 2, 2016

Great Western Bancorp, Inc.
100 North Phillips Avenue
Sioux Falls, South Dakota 57104

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of 3,449,886 shares (the “Common Shares”) of Common Stock, par value $0.01 per share, of Great Western Bancorp., Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Common Shares (the “Registration Statement”) has become effective under the Act, and the Common Shares have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of November 30, 2015, by and between HF Financial Corp., a Delaware corporation, and the Company as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nyemaster Goode, P.C.